Exhibit 10.2

EXECUTION COPY

MASTER AGREEMENT

Dated as of December 1, 2005

among

PENN TREATY NETWORK AMERICA INSURANCE COMPANY,

AMERICAN NETWORK INSURANCE COMPANY

and

IMAGINE INTERNATIONAL REINSURANCE LIMITED

INDEX TO MASTER AGREEMENT

Schedules

Schedule 3	Regulatory Actions; Litigation
Schedule 4	Approvals

Annexes

Annex A	Definitions

Exhibits

Exhibit A	Form of Coinsurance Agreement among Penn Treaty Network America Insurance Company, AmericanNetwork Insurance Company and Imagine International Reinsurance Limited

Exhibit B	Form of Funds Withheld Trust Agreement among Penn Treaty Network America Insurance Company, Imagine International Reinsurance Limited and Trustee

Exhibit C	Form of Funds Withheld Trust Agreement among American Network Insurance Company, ImagineInternational Reinsurance Limited and Trustee

Exhibit D	Form of Reinsurer Trust Agreement among Imagine International Reinsurance Limited, Penn TreatyNetwork America Insurance Company and Trustee

Exhibit E	Form of Reinsurer Trust Agreement among Imagine International Reinsurance Limited, AmericanNetwork Insurance Company and Trustee

Exhibit F	Form of Investment Management Agreement

MASTER AGREEMENT

        This MASTER AGREEMENT, dated as of December 1, 2005 (this “Agreement”), among PENN TREATY NETWORK AMERICA INSURANCE COMPANY, an insurance company organized under the laws of the Commonwealth of Pennsylvania (“Penn Treaty”), AMERICAN NETWORK INSURANCE COMPANY, an insurance company organized under the laws of the Commonwealth of Pennsylvania (“American Network” and together with Penn Treaty, the “Cedents”) and IMAGINE INTERNATIONAL REINSURANCE LIMITED, a reinsurance company organized under the laws of Ireland (hereinafter referred to as the “Reinsurer”).

W I T N E S S E T H:

        WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex A hereto;

        WHEREAS, the Cedents and the Reinsurer have entered into a Coinsurance Agreement dated as of July 28, 2005 pursuant to which the Reinsurer has agreed to reinsure 100% of certain long-term care policies issued by the Cedents prior to January 1, 2002 (the “Initial Coinsurance Agreement”);

        WHEREAS, concurrently with the execution and delivery of the Initial Coinsurance Agreement, each of the Cedents entered into a funds withheld trust agreement with the Reinsurer and the trustee named therein, pursuant to which each Cedent transferred certain assets into a trust account established thereunder in order to secure all amounts withheld by such Cedent and owed to the Reinsurer in connection with the Initial Coinsurance Agreement; and

        WHEREAS, concurrently with the execution and delivery of the Initial Coinsurance Agreement, each of the Cedents also entered into a reinsurer trust agreement with the Reinsurer and the trustee named therein, pursuant to which the Reinsurer transferred certain assets into a trust account established thereunder in order to secure payments of all amounts owing to such Cedent in connection with the Initial Coinsurance Agreement;

        WHEREAS, the Cedents and the Reinsurer desire to enter into a quota share reinsurance agreement and related agreements, including funds withheld trust agreements and reinsurer trust agreements, for each Reinsurance Year (as defined herein) pursuant to which the Reinsurer will agree, subject to the terms and conditions hereof and of such additional agreements, to reinsure a 75% quota share of the risk exposure under certain long-term care policies written by the Cedents during such Reinsurance Year;

        NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Cedents and the Reinsurer hereby agree as follows:

        SECTION 1. Annual Coinsurance Documents.  (a)  Subject to the terms and conditions set forth in this Agreement and the applicable Annual Coinsurance Documents, the parties hereto agree that on or before October 1 of each Reinsurance Year (each, a “Closing Date”) (i) the Cedents will cede to the Reinsurer a 75% quota share of the risk exposure under certain long-term care polices to be issued by the Cedents in such Reinsurance Year and (ii) the Reinsurer will agree to reinsure a 75% quota share of the risk exposure under such policies; provided, that with respect to the Reinsurance Year commencing on October 1, 2005 and ending on September 30, 2006, (i) the Closing Date will be any date on or before December 1, 2005 (the “Adjusted Closing Date”), and (ii) the Cedents will cede to the Reinsurer a 75% quota share of the risk exposure under certain long-term care policies (A) to be issued by the Cedents in such Reinsurance Year after such Adjusted Closing Date up to and including September 30, 2006 and (B) in the case of policies issued between October 1, 2005 up to and including such Adjusted Closing Date, those policies which continue to be in effect at the time of such Adjusted Closing Date.

(b) In order to effectuate the intent of the parties set forth in the preceding paragraph (a),

(i) the parties hereto agree, subject to the terms and conditions hereof, to authorize, execute and deliver, on or before each Closing Date, a Coinsurance Agreement;

    (ii)       the Cedents jointly and severally agree, subject to the terms and conditions hereof, that Penn Treaty shall authorize, execute and deliver, on or before each Closing Date, and the Reinsurer agrees that, subject to the terms and conditions hereof, it shall authorize, execute and deliver, on or before each such Closing Date: (A) a Penn Treaty Funds Withheld Trust Agreement; and (B) a Penn Treaty Reinsurer Trust Agreement;

    (iii)       the Cedents jointly and severally agree, subject to the terms and conditions hereof, that American Network shall authorize, execute and deliver, on or before each Closing Date, and the Reinsurer agrees that, subject to the terms and conditions hereof, it shall authorize, execute and deliver, on or before each Closing Date: (A) an American Network Funds Withheld Trust Agreement; and (B) an American Network Reinsurer Trust Agreement;

    (iv)       the Cedents jointly and severally agree, subject to the terms and conditions hereof, that they shall authorize, execute and deliver, on or before each Closing Date: (A) an Investment Management Agreement; and (B) such other documents and agreements as the Reinsurer shall reasonably request; and

    (v)       the parties hereto agree to use their reasonable best commercial efforts to retain a trustee meeting the qualifications provided for in the Operative Agreements and to have such trustee authorize, execute, deliver and perform the applicable Annual Coinsurance Documents to which such trustee is to be party.

    (c)       The parties hereto agree that the Incremental Limit Amount for all Coinsurance Agreements, excluding the Initial Coinsurance Agreement, in the aggregate shall not exceed the lower of (i) $50,000,000 and (ii) 75% of 50% of the combined Gross Premium for the first Year of Agreement of each Coinsurance Agreement.

    (d)       The parties hereto agree that the Cedents’ internal and external care management expenses included in the definition of “Loss or “Losses” in each Coinsurance Agreement shall not exceed $2,000,000 in the aggregate for all Coinsurance Agreements, including the Initial Coinsurance Agreement, for any twelve-month period commencing on October 1, beginning with the twelve-month period commencing on October 1, 2005.

    (e)       The parties hereto agree that if the Reinsurer elects to cancel a Coinsurance Agreement pursuant to the Reinsurer’s rights thereunder, the Reinsurer may also elect to cancel all Coinsurance Agreements to which it is party, including the Initial Coinsurance Agreement, in each case pursuant to the terms of each such agreement.

    (f)       The Cedents covenant and agree that they shall retain the remaining 25% of the risk exposure for each Reinsurance Year not assumed by the Reinsurer pursuant to the Annual Coinsurance Documents for such Reinsurance Year.

    SECTION 2.        Conditions Precedent. (a) The obligation of the Reinsurer to enter into this Agreement and any Annual Coinsurance Documents to which it is to be a party for each Reinsurance Year and to perform its obligations hereunder and thereunder is subject to the satisfaction as of the Closing Date with respect to such Annual Coinsurance Documents of each of the following conditions:

    (i)       This Agreement and all Annual Coinsurance Documents and any other related agreements, instruments, opinions, certificates or other documentation, shall each be in form and substance satisfactory to the Reinsurer and its counsel.

    (ii)       All of the representations and warranties contained herein and in the Operative Agreements of each party (other than the Reinsurer) shall be true, correct and complete in all material respects (except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true and complete as of such date).

    (iii)       The Cedents shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and each Operative Agreement to be so performed or complied with by the Cedents.

    (iv)       Each Cedent shall have delivered to the Reinsurer a certificate signed by an Authorized Officer of such Cedent, dated the applicable Closing Date (or more frequently as may be reasonably requested by the Reinsurer), certifying that the representations and warranties contained herein of the Cedents are true, correct and complete in all material respects as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date).

    (v)       This Agreement and each Annual Coinsurance Document, if required, shall have been approved by the Insurance Department of the Commonwealth of Pennsylvania and the Reinsurer shall have received written evidence thereof.

    (vi)       No law, regulation, order, judgment, injunction, stay or decree of any Governmental Entity shall exist which purports to enjoin, prohibit, or otherwise restrain (A) the ability of the Cedents or the Reinsurer to perform their respective obligations hereunder and under each Annual Coinsurance Document, and (B) the consummation of the transactions contemplated hereby or under any Annual Coinsurance Document.

    (vii)       The Reinsurer shall have received such legal memorandum or opinion from its Pennsylvania counsel that it deems appropriate or necessary and satisfactory to the Reinsurer in its sole discretion relating to any insurance matters under Pennsylvania law, including bankruptcy, insolvency and rehabilitation considerations.

    (viii)       The Reinsurer shall have completed its due diligence with respect to the financial and actuarial status and corporate structure of the Cedents and the risks to be reinsured under each Coinsurance Agreement and such due diligence shall be satisfactory to the Reinsurer in its sole discretion.

(ix) The Reinsurer shall be satisfied in its sole discretion with the results of any on-site inspection and review by the Reinsurer of the Cedents’ underwriting and claims management operation.

    (b)       The obligation of the Cedents to enter into the Annual Coinsurance Documents for each Reinsurance Year and to perform their respective obligations thereunder is subject to the satisfaction as of the Closing Date with respect to such Annual Coinsurance Documents of each of the following conditions:

(i) The applicable Coinsurance Documents for such Reinsurance Year to which the Reinsurer is to be party shall have been duly authorized, executed and delivered by the Reinsurer.

    (ii)       This Agreement and each Annual Coinsurance Document, if required, shall have been approved by the Insurance Department of the Commonwealth of Pennsylvania and the Cedents shall have received written evidence thereof.

    (iii)       No law, regulation, order, judgment, injunction, stay or decree of any Governmental Entity shall exist which purports to enjoin, prohibit or otherwise restrain (A) the ability of the Reinsurer or the Cedents to perform their respective obligations hereunder and under each Annual Coinsurance Document, and (B) the consummation of the transactions contemplated hereby or under any Annual Coinsurance Document.

(iv) The Reinsurer shall have a rating of A- or better from either A.M. Best, Standard and Poor’s Rating Services or Fitch Rating Services.

    (v)       All of the representations and warranties contained herein and in the Operative Agreements of the Reinsurer shall be true, correct and complete in all material respects (except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true and complete as of such date).

SECTION 3. Representations and Warranties. (a) The Cedents jointly and severally represent and warrant to the Reinsurer that:

    (i)       Each Cedent: (i) is an insurance company duly organized, validly subsisting under the laws of the Commonwealth of Pennsylvania; (ii) the execution, delivery and performance by each Cedent of each Operative Agreement to which it is party does not contravene or conflict with or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or to which any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or to which any of its property is subject; and (iii) each Operative Agreement to which it is party has be duly authorized, executed and delivered by such Cedent and constitutes a legal, valid, and binding obligation of such Cedent, enforceable against it in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditors’ rights generally; and (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    (ii)       There are no actions, suits or proceedings by or before any arbitrator or Governmental Entity pending against or, to the knowledge of the Cedents, threatened against or affecting the Cedents, other than as disclosed to the Reinsurer prior to the date of this Agreement and set forth in Schedule 3 that involve the Cedents or the Operative Agreements and no such action, suit or proceeding purports to enjoin, prohibit or otherwise restrain (A) the ability of the Cedents to perform their respective obligations hereunder and under each other Operative Agreement to which either Cedent is party, or (B) the consummation of the transactions contemplated hereby or under any other Operative Agreement.

    (iii)       Notwithstanding any other provision of this Agreement, the Cedents jointly and severally represent and warrant that any and all information provided by Besso Risk Solutions or the Cedents to the Reinsurer at any time in connection with this Agreement and the transactions contemplated hereby, including all documents, materials and other information, whether written or oral, is and shall be true, complete, accurate, currently valid and genuine in all material respects, and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make statements contained therein not misleading. Regardless of actual or implied knowledge, the Cedents further jointly and severally represent and warrant that there has been no fraud, intentional misrepresentation or omission or inaccurate information supplied by the Cedents, or to the best of the Cedents’ knowledge, Besso Risk Solutions or their respective principals, employees or agents in connection with this Agreement or the transactions contemplated hereby.

(iv) As of the date of this Agreement, PTAC’s shareholders’ equity is greater than $150,000,000, as determined in conformity with GAAP.

(v) The Cedents’ respective Risk Based Capital Ratio, as determined at the end of December 31, 2004 and as reasonably estimated by the Cedents as of the date of this Agreement, is greater than 250%.

    (vi)       The Cedents have not, directly or indirectly, created, incurred or suffered to exist any indebtedness except for indebtedness incurred in the ordinary course of business and PTAC has not, directly or indirectly, created, incurred or suffered to exist any indebtedness except for indebtedness incurred in the ordinary course of business, other than as have been disclosed in writing to the Reinsurer by the Cedents.

    (vii)       The Cedents have not sold, leased or otherwise transferred any property or assets to, or purchased, leased or otherwise acquired any property or assets from, or otherwise engaged in any other transactions with any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Cedent than could be obtained on an arm’s-length basis from unrelated third parties, and (b) any investment made in accordance with the criteria established by the National Association of Insurance Commissioners, other than as have been disclosed in writing to the Reinsurer by the Cedents.

    (viii)       The Cedents have not: (i) changed, in any tangible way, the lines of business currently written by the Cedents; or (ii) changed, in any tangible way, the risk profile of any existing business or entered into any new business with a greater risk profile than their existing business or with the potential for greater long term liability, other than as have been disclosed in writing to the Reinsurer by the Cedents.

    (ix)                     The Cedents have not materially increased compensation for their corporate officers in a manner that would reasonably be expected to have a material adverse impact upon the Cedents’ financial condition.

(b) The Reinsurer represents and warrants to the Cedents that:

    (i)       The Reinsurer: (i) is a reinsurance company duly organized, validly subsisting under the laws of Ireland; (ii) the execution, delivery and performance by the Reinsurer of each Operative Agreement to which it is party does not contravene or conflict with or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or to which any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or to which any of its property is subject; and (iii) each Operative Agreement to which it is party has been duly authorized, executed and delivered by the Reinsurer constitutes a legal, valid, and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditors’ rights generally; and (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

SECTION 4. Covenants. The Cedents jointly and severally covenant and agree with the Reinsurer as follows:

    (a)            Where required, the Cedents have initiated or will initiate the filing and have sought or will seek the approval of this Agreement by regulators in each of the states that have jurisdiction over the Cedents, this Agreement and the matters contemplated hereby, and are in the process of seeking all required approvals and authorizations in connection therewith from such regulators. The Cedents jointly represent and warrant that Schedule 4 sets forth a true, correct and complete list of all such required approvals and authorizations. The Cedents jointly and severally covenant that they will continue to diligently pursue these approvals and authorizations until the approval or authorization is completed in the states that require it; and

    (b)            Upon five (5) Business Days advance written notice, the Reinsurer and its duly appointed representatives, may, at the offices of the Cedents or such other reasonable and appropriate location or locations to be designated by agreement of the Cedents and Reinsurer, review any and all books, records, systems, statements, correspondence, reports and other documentation that relate to the risk reinsured or to be reinsured pursuant to this Agreement and the Operative Agreements. The Cedents shall provide reasonable access to all appropriate senior personnel and workspace during normal business hours for such due diligence and shall cooperate with and disclose and produce any and all documentation reasonably requested by the Reinsurer.

    (c)            The Cedents agree to include in each Quarterly Report (as defined in each Coinsurance Agreement) information in reasonable detail with respect to the following: (i) the distribution of gross written premium with respect to the risks reinsured among various product types; (ii) the distribution of gross written premium with respect to the risks reinsured among the following underwriting classes: preferred, premier, select, standard and secured risk; (iii) the amount of gross written premiums; (iv) any amendments, modifications or material deviations from the Claims Guidelines of the Cedents from the Claims Guidelines approved by the Reinsurer; (v) any key employee of the Cedents ceasing to be a key employee or any change of the responsibility of such key employees; (vi) whether either Cedent or PTAC has experienced any material change, direct or indirect, in its capital stock participation or control, or any material change in its management, directors, officers or key personnel, or if either Cedent or PTAC or any part of their businesses have been sold, transferred or merged; (vii) whether either Cedent has taken any action or failed to comply with any applicable law or regulation which has caused any governmental or regulatory agency or authority to revoke or suspend the authority of such Cedent or place such Cedent under any supervision or cease and desist order; and (viii) whether the Cedents’ directors, officers, principals or key personnel have been indicted for a crime involving financial dishonesty or fraud related to the Cedents’ business.

     SECTION 5.        Indemnification. The Cedents, jointly and severally, and the Reinsurer agree to indemnify and hold harmless the other party, its Affiliates, and its and their subsidiaries, agents, sub-agents, brokers and representatives, as well as their respective employees, officers, and directors from and against any and all loss, cost and expense (including reasonable attorneys’ fees), as such loss, cost or expense is incurred resulting from each and every material breach of the covenants, representations, warranties and obligations made by the Cedents or the Reinsurer in this Agreement.

     SECTION 6.        Recapture. (a) If the Cedents elect to recapture the reinsured risks under any Coinsurance Agreement (the “Last Recaptured Agreement”), the Cedents must recapture the reinsured risks under all Coinsurance Agreements (including the Initial Coinsurance Agreement) for the preceding Reinsurance Years.

    (b)            Recapture required pursuant to subsection (a) of this Section 6 shall be effected pursuant to the terms of each applicable Coinsurance Agreement (and the Initial Coinsurance Agreement, if applicable) beginning with the risks reinsured under the oldest Coinsurance Agreement (or the Initial Coinsurance Agreement, whichever is older) (the “First Recaptured Agreement”). At such time as all reinsured risks are recaptured under the First Recaptured Agreement, then the reinsured risks under the Coinsurance Agreement for each succeeding Reinsurance Year shall be recaptured until the reinsured risks under the Last Recaptured Agreement are recaptured; provided, that no reinsured risks for any Reinsurance Year may be recaptured until all reinsured risks for the immediately preceding Reinsurance Year have been recaptured.

SECTION 7. Notice of Non-Participation.

    (a)            Notwithstanding any other provision of this Agreement, the Reinsurer may, by delivering a written notice to the Cedents 90 days prior to the commencement of any Reinsurance Year, elect not to enter into the Annual Coinsurance Documents or reinsure the risks with respect to such Reinsurance Year as contemplated by this Agreement.

    (b)            Notwithstanding any other provision of this Agreement, commencing with the Reinsurance Year beginning October 1, 2008, the Cedents may, by delivering a written notice to the Reinsurer 90 days prior to the commencement of any applicable Reinsurance Year, elect not to enter into the Annual Coinsurance Documents or cede the risks with respect to such Reinsurance Year as contemplated by this Agreement.

    SECTION        8. Notices Generally. Unless otherwise specifically provided herein, all notices, consents, waivers and other communications shall be in English and in writing, and any such communication shall become effective upon being delivered personally or, if promptly confirmed by mail, when received by facsimile or other written telecommunication unless received outside of the business hours, in which case on the following Business Day, addressed to such party hereto at its address or facsimile number set forth immediately below (or such other address as notified by such party to the other parties hereto).

          If to the Cedents:

         American Network Insurance Company
         Penn Treaty Network America Insurance Company
         3440 Lehigh Street
         Allentown, PA 18103-7001
         Attention: Cameron B. Waite, Executive Vice President

          If to the Reinsurer:

          Imagine International Reinsurance Limited
          43 St. Stephen’s Green
           Dublin 2, Ireland
         Attention: Director

     SECTION 9.        Gross Premium. The Cedents jointly covenant and agree that, for purposes of calculation of fees for this Agreement and the Annual Coinsurance Documents, they will issue insurance policies generating a minimum Gross Premium of $20,000,000, $22,000,000 and $24,000,000 in the Reinsurance Years commencing October 1 of 2005, 2006 and 2007, respectively. The Reinsurer covenants and agrees that, subject to the terms and conditions set forth in this Agreement and the applicable Annual Coinsurance Documents, it will reinsure risk exposure under insurance policies generating a Gross Premium of up to $35,000,000, $38,000,000 and $42,000,000 in the Reinsurance Years commencing October 1 of each of 2005, 2006 and 2007, respectively. The Reinsurer agrees, subject to the terms and conditions set forth in the Agreement and the applicable Annual Coinsurance Documents, to increase the subsequent Reinsurance Year’s maximum risk exposure by any amount of Gross Premium in the prior Reinsurance Year that is below such Reinsurance Year’s maximum risk exposure.

     SECTION 10.        Trust Agreements. On or before any Closing Date, the Cedents and the Reinsurer may consult with each other about the advisability of utilizing the trusts established by the Funds Withheld Trust Agreements or Reinsurer Trust Agreements used in previous Reinsurance Years, including the Initial Funds Withheld Trust Agreement or Initial Reinsurer Trust Agreement, instead of executing new Funds Withheld Trust Agreements or Reinsurer Trust Agreements and establishing new trusts for such Reinsurance Year. Utilization of such previously established trusts for such purpose (i) may be effected only upon the unanimous written agreement of the parties hereto, (ii) shall be at the sole discretion of each party hereto, and (iii) if so utilized, shall be through amendments and/or addendums as may be agreed to in writing by the Cedents and the Reinsurer.

    SECTION        11. Further Assurances. Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

     SECTION 12.        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, BUT EXCLUDING ANY CONFLICTS OF LAW PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA. THIS AGREEMENT IS BEING DELIVERED IN THE COMMONWEALTH OF PENNSYLVANIA.

     SECTION 13.        Arbitration. (a) Any dispute between either Cedent and the Reinsurer arising out of the provisions of this Agreement or its termination, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this Section 13. Each party may initiate arbitration of any such dispute by giving written notice to other parties by registered mail or a recognized overnight courier of its intention to arbitrate and of its appointment of an arbitrator in accordance with Section 13(c) (each, a “Notice of Intention to Arbitrate”).

    (b)            Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of a Notice of Intention to Arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Sections 13(c) and 13(d).

    (c)            The party requesting arbitration (hereinafter referred to as the “Claimant”) shall appoint an arbitrator and give written notice thereof, by registered mail or a recognized overnight courier to the other party (hereinafter referred to as the “Respondent”) together with its Notice of Intention to Arbitrate. The Notice of Intent to Arbitrate shall identify the issue(s) for which arbitration is sought. Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the Notice of Intention to Arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the Claimant thereof in a like manner. Before instituting a hearing, the two arbitrators so appointed shall choose an impartial umpire. If, within thirty (30) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be appointed by the Chairman of the International Association for Insurance Law (“AIOA”) and the Reinsurance and Insurance Arbitration Society (“ARIAS-US”). The umpire shall be an arbitrator certified by ARIAS-US The arbitrators shall be present or former executives or officers of insurance or reinsurance companies with experience in the reinsurance of life and accident & health insurance policies or arbitrators certified by ARIAS-US. The arbitrators and umpire shall be disinterested individuals and not be under the control of either party, and shall have no financial interest in the outcome of the arbitration other than fees that they are entitled to in their arbitration capacity.

    (d)            If a Respondent fails to appoint an arbitrator within thirty (30) days after receiving a Notice of Intention to Arbitrate, such arbitrator shall be appointed by the Chairman of ARIAS-US, and shall then, together with the arbitrator appointed by the claimant, choose an umpire as provided in Section 13(c).

(e) Any arbitration instituted pursuant to this Section 13 shall be held in Allentown, Pennsylvania or such other place as the parties may mutually agree.

    (f)            Unless otherwise extended by the arbitration panel, or agreed to by the parties, the Claimant shall submit its brief to the panel within forty five (45) days after the selection of an umpire. The respondent shall submit its brief within forty-five (45) days thereafter. The claimant may submit a reply brief within thirty (30) days after the filing of the respondent’s brief. Notwithstanding anything herein to the contrary, the time period for submission of the case to the panel may be extended or modified by mutual consent of the parties or by order of the panel.

    (g)            All proceedings before the panel shall be informal and the panel shall not be bound by the formal rules of evidence. The panel shall have the power to fix all procedural rules relating to the arbitration proceeding. In reaching any decision, the panel shall give due consideration to the custom and usage of the insurance and reinsurance business, with a view to effecting the general purpose of this Agreement.

    (h)            The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reasons therefor. The transactions contemplated by this Agreement involve interstate commerce and the parties agree that the Federal Arbitration Act shall apply. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.

    (i)            Each party shall bear the expense of the arbitrator it appoints, its own witnesses and its attorneys’ fees and shall equally bear with the other parties the expense of the umpire and the administrative expenses associated with the arbitration.

(j) It is agreed that the arbitrators shall have no authority to authorize any punitive, exemplary or consequential damage awards between the parties hereto.

(k) This Section 13 shall survive the termination of this Agreement.

     SECTION 14.       . Restrictions on Disclosure. The Cedents jointly and severally agree to keep confidential all documents, materials and other information relating to this Agreement, the Annual Coinsurance Documents or the Reinsurer that is within or comes into their possession or actual knowledge and agree not to disclose any of the foregoing without the prior written consent of the Reinsurer; provided, however, that the foregoing shall not be construed to prohibit (a) disclosure of any and all information that is or becomes publicly known (other than as a result of disclosure by the Cedents), (b) disclosure of any and all information (i) if required to do so by any applicable statute, law, rule or regulation, (ii) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Cedents or any of their officers, directors, employees or shareholders is a party, provided, to the extent lawful, prior notice and opportunity to challenge such disclosure shall be provided to the Reinsurer, or (iii) to any independent or internal auditor, agent, employee or attorney of the Cedents having a need to know the same, provided that the Cedents advise such recipient of the confidential nature of the information being disclosed, or (c) any other disclosure authorized by the Reinsurer.

     SECTION 15.        Set-Offs. The parties hereto agree that any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the Cedents or the Reinsurer, as the case may be, that arise in connection with the Annual Coinsurance Documents with respect to any Reinsurance Year may not be set off against any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the Cedents or the Reinsurer, as the case may be, that arise in connection with the Annual Coinsurance Documents with respect to any other Reinsurance Year. This provision shall not be affected by the insolvency of any party to this Agreement.

     SECTION 16.        Entire Agreement. This Agreement, together with the Operative Agreements, constitutes the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof; and there are no understandings or agreements, conditions or qualifications relative to this Agreement or the Operative Agreements that are not fully expressed in this Agreement or in the Operative Agreements.

SECTION 17. Miscellaneous.

    (a)            Provided that the transactions contemplated hereby have been consummated, and except as otherwise provided for herein, the representations, warranties and agreements herein of each Cedent and the Reinsurer shall survive the termination of this Agreement and the other agreements referred to herein.

    (b)            This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument.

    (c)            Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

    (d)            The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

(e) The terms of this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

        IN WITNESS WHEREOF, the Cedents and the Reinsurer have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

PENN TREATY NETWORK AMERICA INSURANCE COMPANY

By: /s/ Cameron B. Waite Name: Cameron B. Waite Title: EVP

AMERICAN NETWORK INSURANCE COMPANY

By: /s/ Cameron B. Waite Name: Cameron B. Waite Title: EVP

IMAGINE INTERNATIONAL REINSURANCE LIMITED

By: /s/ Colum Ward Name: Colum Ward Title: Financial Controller

By: /s/ Antoinette Glennon Name: Antoinette Glennon Title: Finance

Schedule 3 to
Master Agreement

Regulatory Actions; Litigation

Suits or proceedings disclosed in the following:

Penn Treaty American Corporation 10K – 2003, 2004

Penn Treaty American Corporation 10Q – 8/16/2004

Schedule 4 to
Master Agreement

Approvals

Commonwealth of Pennsylvania Insurance Department, Office of Corporate and Financial Regulation

ANNEX A to
Master Agreement

Definitions: For purposes of this Agreement, unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in this Annex A.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, and “controlling,” “controlled by” and “under common control with” have correlative meanings.

“American Network Funds Withheld Trust Agreement” means any Funds Withheld Trust Agreement in the form of Exhibit C, entered into pursuant to this Agreement, with such changes as the Reinsurer and the Cedents shall mutually agree.

“American Network Reinsurer Trust Agreement” means any Reinsurance Trust Agreement in the form of Exhibit E, entered into pursuant to this Agreement, with such changes as the Reinsurer and the Cedents shall mutually agree.

“Annual Coinsurance Documents” shall mean for each Reinsurance Year, the applicable Coinsurance Agreement, Funds Withheld Trust Agreements, Reinsurance Trust Agreements, Investment Management Agreement, and such other agreements as shall be jointly designated “Annual Coinsurance Documents” for such Reinsurance Year by the Cedents and Reinsurer.

“Authorized Officer” means, with respect to either Cedent, the chief executive officer, chief administrative officer, chief financial officer, vice president of financial compliance and reporting or chief accounting officer or other officer with similar responsibility designated by the board of directors of or similar governing body of such Cedent.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York.

“Claims Guidelines” means the claims administration practices and procedures adopted by the Cedents and approved by the Reinsurer.

“Coinsurance Agreement” means any Coinsurance Agreement in the form of Exhibit A, entered into pursuant to this Agreement, with such changes as the Reinsurer and the Cedents shall mutually agree.

“Funds Withheld Trust Agreement” means the American Network Funds Withheld Trust Agreement or the Penn Treaty Funds Withheld Trust Agreement.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

“Gross Premium” shall have the meaning set forth in each Coinsurance Agreement.

“Incremental Limit Amount” shall have the meaning set forth in each Coinsurance Agreement.

“Initial Coinsurance Agreement” has the meaning provided for in the recitals to the Agreement.

“Initial Coinsurance Documents” means the Initial Coinsurance Agreement, the Initial Funds Withheld Trust Agreements, the Initial Reinsurer Trust Agreements and the Initial Investment Management Agreement.

“Initial Funds Withheld Trust Agreements” means (i) the Funds Withheld Trust Agreement, dated as of July 28, 2005, among Penn Treaty, the Reinsurer and the trustee named therein and (ii) the Funds Withheld Trust Agreement, dated as of July 28, 2005, among American Network, the Reinsurer and the trustee named therein.

“Initial Investment Management Agreement” means the Investment Management Agreement, dated as of July 28, 2005, between Perspective (Barbados) Limited (formerly Brascan Strategic Asset Management Limited (Barbados)) and the Cedents.

“Initial Reinsurer Trust Agreements” means (i) the Reinsurer Trust Agreement, dated as of July 28, 2005, among Penn Treaty, the Reinsurer and the trustee named therein and (ii) the Reinsurer Trust Agreement, dated as of July 28, 2005, among American Network, the Reinsurer and the trustee named therein.

“Investment Management Agreement” means any Investment Management Agreement in the form of Exhibit F, entered into pursuant to this Agreement, with such changes as the Reinsurer shall agree.

“Operative Agreements” means, collectively, the Initial Coinsurance Documents and all Annual Coinsurance Documents for each Reinsurance Year.

“Penn Treaty Funds Withheld Trust Agreement” means any Funds Withheld Trust Agreement in the form of Exhibit B, entered into pursuant to this Agreement, with such changes as the Reinsurer and the Cedents shall mutually agree.

“Penn Treaty Reinsurer Trust Agreement” means any Reinsurer Trust Agreement in the form of Exhibit D, with such changes as the Reinsurer and the Cedents shall mutually agree.

“PTAC” means Penn Treaty American Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania, and its consolidated subsidiaries.

“Reinsurance Year” shall mean each twelve-month period from October 1 to the following September 30, each such twelve-month beginning October 1, 2005, October 1, 2006, October 1, 2007, October 1, 2008 and October 1, 2009.

“Reinsurer Trust Agreement” means the American Network Reinsurer Trust Agreement or the Penn Treaty Reinsurer Trust Agreement.

“Risk Based Capital Ratio” shall have the meaning set forth in the Coinsurance Agreement attached hereto as Exhibit A.

“Trustee” shall mean the trustee under the applicable American Network Funds Withheld Trust Agreement, American Network Reinsurer Trust Agreement, Penn Treaty Funds Withheld Trust Agreement, and Penn Treaty Reinsurer Trust Agreement.

“Year of Agreement” has the meaning specified in the Coinsurance Agreement attached hereto as Exhibit A.

Other Definitional Provisions. (a) The definitions stated in this Agreement and in Annex A apply equally to both the singular and plural forms of the terms defined.

         (b)    All references in this Agreement to designated “Sections”, Subsections”, “Schedules”, Exhibits”, “Annexes” and other subdivisions are to the designated Section, Subsection, Schedule, Exhibit, Annex or other subdivision of this Agreement, unless otherwise specifically stated.

         (c)   The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection, Schedule, Exhibit, Annex or other subdivision.

         (d)   Unless the context otherwise requires, whenever the words “including”, “include” or “includes” are used herein, they shall be deemed to be followed by the phrase “without limitation”.

Exhibit A

Form of Coinsurance Agreement among Penn Treaty Network America Insurance Company,
American Network Insurance Company and Imagine International Reinsurance Limited

Exhibit B

Form of Funds Withheld Trust Agreement among Penn Treaty Network America
Insurance Company, Imagine International Reinsurance Limited and Trustee

Exhibit C

Form of Funds Withheld Trust Agreement among American Network Insurance Company,
Imagine International Reinsurance Limited and Trustee

Exhibit D

Form of Reinsurer Trust Agreement among Imagine International Reinsurance Limited,Penn
Treaty Network America Insurance Company and Trustee

Exhibit E

Form of Reinsurer Trust Agreement among Imagine International
Reinsurance Limited, American Network Insurance Company and Trustee

Exhibit F

Form of Investment Management Agreement